Exhibit 99.1

WYNN RESORTS ANNOUNCES
COMMENCEMENT OF CONSENT SOLICITATION
BY WYNN LAS VEGAS, LLC AND WYNN LAS VEGAS CAPITAL CORP.

LAS VEGAS – (BUSINESS WIRE) – February 16, 2018 – Wynn Resorts, Limited (NASDAQ: WYNN) (the “Company”) announced today that its indirect wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “Issuers”), have commenced a solicitation of consents (the “Consent Solicitation”) to a proposed amendment (the “Proposed Amendment”) to the indenture (the “Indenture”) governing the Issuers’ 4.25% Senior Notes due 2023 (the “Notes”). The Proposed Amendment would conform the definition of “Change of Control” relating to ownership of equity interests in the Company in the Indenture to the terms of the indentures governing the Issuers’ other outstanding notes.

Subject to the terms and conditions of the Consent Solicitation, holders of Notes who validly deliver (and do not validly revoke) their consents prior to the Expiration Time will receive an aggregate cash payment of $10.0 million (the “Consent Payment”). The Consent Payment will be paid to the consenting holders pro rata in accordance with the principal amount of Notes as to which consents were validly tendered (and not revoked) prior to the Expiration Time.

Adoption of the Proposed Amendment to the Indenture requires the consent of holders of a majority in aggregate principal amount of the then outstanding Notes that are not owned by the Issuers or any person directly or indirectly controlling or controlled by or under direct or indirect common control with either of the Issuers (the “Requisite Consents”). As of the date of this press release, there is $500.0 million in aggregate principal amount of the Notes outstanding.

The Company anticipates that, promptly after receipt of the Requisite Consents (at or prior to the Expiration Time), the Company will notify U.S. Bank National Association, as trustee (the “Trustee”) that the Requisite Consents have been obtained and the Issuers, guarantors and the Trustee will execute a supplemental indenture with respect to the Indenture (the “Supplemental Indenture” and such time, the “Effective Time”). Although the Supplemental Indenture will become effective upon execution by the Issuers, the guarantors and the Trustee, the Proposed Amendment will only become operative upon payment of the Consent Payment by the Issuers, which the Issuers expect to make one business day after the Expiration Time. The Indenture will remain in effect, without giving effect to the Proposed Amendment, until the payment of the Consent Payment by the Issuers.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 27, 2018, unless extended (the “Expiration Time”). The Consent Solicitation is being made upon the terms and is subject to the conditions set forth in the Consent Solicitation Statement, dated February 16, 2018 (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”). Holders of Notes will not be able to revoke their consents after the Expiration Time.

The Issuers have engaged Deutsche Bank Securities Inc. to act as solicitation agent in connection with the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Deutsche Bank Securities Inc. at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

The Issuers have engaged D.F. King & Co., Inc. as information and tabulation agent in connection with the Consent Solicitation. Requests for documentation may be directed to D.F. King & Co., Inc. at (866) 356-7814 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendment. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable securities or “blue sky” laws.

Forward-Looking Statements
This release contains forward-looking statements, including those related to the Consent Solicitation. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the controversy related to Stephen A. Wynn and his separation from the Company, dependence on key employees, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016. Neither Wynn Resorts, Limited nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
Contact:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7555
investorrelations@wynnresorts.com

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